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                                                               EXHIBIT 99-15

                                     AMENDED
                                DISTRIBUTION PLAN
                   OF THE CRABBE HUSON FAMILY OF MUTUAL FUNDS


     1. This Plan is adopted pursuant to Rule 12b-1 of the Investment Company Act of 1940 (the "1940 Act"), and was amended effective November 28, 1995. In the event of any conflict between the terms of this plan and the requirements of Rule 12b-1, as those requirements may be amended or altered from time to time, the requirements of Rule 12b-1 shall govern. All payments made by the funds adopting this Plan (each, a "Fund") in connection with financing the distribution of the Fund's shares shall be made only pursuant to this plan and the Distribution Agreement between the Distributor and the Fund.

     2. This plan must be approved by a vote of the Board of Directors of the Fund, including majority approval of members of the Board who are not interested persons of the Fund and who have no indirect or direct interest in the operation of the plan or in the agreements related to the plan, cast in person at a meeting called for the purpose of voting on this plan. This plan must further be approved by a majority of the Fund's outstanding shares before it becomes effective.

     3. This plan shall continue in effect indefinitely as long as it is approved on each anniversary date of the plan by a vote of the Directors of the Fund who are not interested persons of the Fund and who have no direct or indirect interest in the operation of the plan or the agreements related to the plan, cast in person at a meeting called for the purpose of voting on this plan.

     4. The President of the Fund is authorized to direct disposition of moneys paid or payable by the Fund pursuant to this plan and pursuant to the Distribution Agreement. The President shall provide to the Fund's Board of Directors and the Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which the expenditures were made.

     5. This plan may be terminated at any time by a vote of a majority of the members of the Board of Directors of the Fund who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the plan or in any agreements related to the plan, or by a vote of a majority of the outstanding securities of the Fund, without penalty to the Fund.

     6. This plan may not be amended materially, except on a vote of the Directors of the Fund who are not interested persons of the Funds and have no direct or indirect interest in the operation of the plan or in the agreements related to the plan, cast in person


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at a meeting called for the purpose of voting on the plan amendments.  This plan may not be amended to increase materially the amount to be spent for distribution without the approval of a majority of the outstanding voting securities of the Fund.

     7. Notwithstanding anything in the bylaws of the Fund to the contrary, as long as this plan is in effect the selection of the Fund's disinterested directors shall be committed to the complete discretion of the disinterested directors holding office at the time of selection.

     8. The Fund may pay up to 1/12 of .25% of the Fund's average daily net assets on a monthly basis to the Distributor, broker dealers, investment advisors or other persons or entities that promote the sale of Fund shares to reimburse them for their actual expenses incurred in the distribution and promotion of the Fund's shares, to the extent permitted by Rule 12b-1. All or any part of the reimbursement may be waived by the Distributor in the Distribution Agreement.

     9. Expenses that are reimbursable under this plan include but are not limited to compensation paid to registered representatives of the Distributor and to broker/dealers which have entered into sales agreements with the Distributor; compensation to investment advisors or other persons or entities that promote the sale of Fund shares; expenses incurred in the printing of prospectuses, statements of additional information and reports used for sales purposes; expenses of preparation and printing of sales letters; advertisement, promotion, marketing and sales expenses; and other distribution-related expenses.


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